Exhibit 19

CBL & ASSOCIATES PROPERTIES, INC.
INSIDER TRADING POLICY

Adopted: November 7, 2024

1.
PURPOSE AND SCOPE

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of CBL & Associates Properties, Inc. (including its direct and indirect subsidiaries and controlled affiliates, “CBL” or the “Company”). CBL has adopted this Policy to promote compliance by Insiders (as defined below) with applicable laws that prohibit certain persons who are aware of Material Nonpublic Information (as defined below) about a company from: (i) trading in securities of that company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information. This Policy applies to directors, officers, and employees of CBL and their Family Members (as defined below) (collectively, “Insiders”). In addition, to promote compliance with insider trading laws, it is CBL’s policy not to engage in transactions in CBL securities in violation of insider trading laws.

2.
CERTAIN DEFINED TERMS
2.1
Family Members: Family members of a person, including a spouse, who reside with such person, anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in CBL Securities (as defined below) are directed by such person or are subject to such person’s influence or control (e.g., parents or children who consult with such person before they trade in CBL Securities).

2.2
Restricted Insiders: Members of the Board of Directors, Executive Officers (as designated from time to time by the Board of Directors), and certain other employees who may be notified from time to time by the Company’s Compliance Officer that they are Restricted Insiders.

2.3
Material Nonpublic Information: Any information that a reasonable investor likely would consider important in making a decision to purchase, hold, or sell securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a press release or in a report filed with the U.S. Securities and Exchange Commission (the “SEC”)). In short, any information that could reasonably be expected to affect the price of CBL Securities is “material.” Either positive or negative information can be “material.” Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:

•
earnings and related financial performance information;
•
performance against or changes to externally communicated financial, operational, or other performance targets;
•
performance against or changes to financial, operational, and other significant internal business forecasts;
•
changes in the timing or amount of dividends;
•
material changes in the Company’s financial liquidity;
•
changes in debt ratings or analyst upgrades or downgrades of the Company or one of its securities;
•
material strategic transactions, including joint ventures, mergers, acquisitions, or dispositions;
•
material labor negotiations or disputes, including possible strikes;
•
significant legal proceedings or governmental investigations;
•
the gain or loss of a significant tenant;
•
significant changes in accounting treatment, write-offs or effective tax rate;
•
a major cybersecurity breach;
•
changes in top management or directors; and
•
plans for new security offerings, stock splits and stock repurchases or tender offers.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Nonpublic information can include not only information concerning the Company and its subsidiaries, but also information about its affiliates and about its tenants and competitors. Information about the Company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.

If you have a question as to whether particular information is material or nonpublic, you should not trade on or communicate the information to anyone without prior consultation with and written approval from the Company’s Compliance Officer.

2.4
Business Day: Any day on which the New York Stock Exchange (“NYSE”), or any other national securities exchange upon which CBL Securities may then be listed, is open for trading.

2.5
Compliance Officer: As used herein, the term “Compliance Officer” means the Company’s Chief Legal Officer and Secretary, or such other individual as may be designated from time to time to serve as the Company’s Compliance Officer for purposes of administering this Policy and the Company’s Code of Business Conduct and Ethics.

3.
THE POLICY
3.1
Restrictions Applicable to All Insiders

a.
General Prohibition on Insider Trading.

(i)
Except as otherwise specified below, no Insider shall, directly or indirectly, engage in any transactions (including gifts) involving any securities issued by or related to the Company (collectively, “CBL Securities”) during any period commencing on the date that the Insider first possesses Material Nonpublic Information concerning CBL and ending at the earlier of (a) the beginning of the second market trading day after the public disclosure of that information or (b) such time as that nonpublic information is no longer material. For the avoidance of doubt, “CBL Securities” includes securities issued by any direct or indirect subsidiaries of CBL, including, for example, equity or debt securities issued by CBL & Associates Limited Partnership.

(ii)
No Insider shall, directly or indirectly, engage in any transactions in another company’s securities while in possession of Material Nonpublic Information concerning that company when that information was obtained in the course of employment with, or the performance of services on behalf of, CBL.

b.
Prohibition on Tipping Information to Others. Insiders may not disclose any Material Nonpublic Information concerning CBL or make any recommendations or express opinions on the basis of Material Nonpublic Information as to trading in CBL Securities (or any other company or its securities to the extent such information is acquired in the course of employment with, or the performance of services on behalf of, CBL) to any other persons or entities (including, but not limited to, family members, friends, social acquaintances, investors, financial analysts and consulting firms), unless such disclosure is made in accordance with CBL’s policies regarding the protection or authorized external disclosure of information. This prohibition applies whether or not the Insider receives any benefit from the use of that information by the other person or entity.

c.
Penalties for Violations of Insider Trading Laws. The consequences of violating insider trading laws can be severe. An individual who trades on Material Nonpublic Information (or tips information to others who trade) may face civil penalties, fines and even incarceration following a criminal conviction. A company (and possibly its supervisory personnel) that fails to take appropriate steps to prevent illegal trading by its employees may face civil and criminal penalties.

Furthermore, the Company may impose its own sanctions on anyone who violates this policy. These sanctions may include demotion or other disciplinary action, including termination of employment.

d.
Other Prohibited Transactions. CBL considers it inappropriate for Insiders to engage in speculative transactions in CBL Securities or in certain other transactions in CBL Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Insiders may not engage in any of the following transactions with respect to CBL Securities:

(i)
short sales;
(ii)
buying or selling CBL options (other than any options that may be granted pursuant to the Company’s equity incentive plans), including puts or calls;
(iii)
holding CBL Securities in margin accounts and/or pledging CBL Securities as collateral; and
(iv)
hedging transactions (including with respect to any SEC Rule10b5-1 Trading Plan).

In addition, from time to time, CBL may determine that other types of transactions by Insiders in CBL Securities shall be prohibited or shall be permitted only with the prior written consent of the Compliance Officer.

3.2
Insider Blackout Periods and Additional Pre-Clearance and Reporting Requirements Applicable to Certain Insiders

a.
Blackout Periods

(i)
Insiders may only engage in transactions in CBL Securities (including gifts) during periods in which trading is not restricted pursuant to the terms of the Company’s Blackout Policy as it is implemented from time to time (each such restricted period being referred to herein as a “Blackout Period”), or pursuant to a SEC Rule 10b5-1 Trading Plan. The Company’s Executive Vice President and Chief Operating Officer (or such other officer as may be designated from time to time under the Blackout Policy) will provide all Company personnel with an annual notification near the beginning of each fiscal year of the Company’s quarterly blackout periods schedule established in relation to quarterly earnings announcements for that year, as well as quarterly reminder notifications when each blackout occurs, in accordance with the Company’s existing practice of employing a lengthier blackout period for personnel with greater involvement in the quarterly earnings process.

NOTE: Trading in CBL Securities outside of the Blackout Periods established pursuant to Company’s Blackout Policy should not be considered a "safe harbor," and all Insiders and other persons should use good judgment at all times to make sure that their trades are not carried out while they are in possession of Material Nonpublic Information concerning CBL.

(ii)
From time to time, CBL may also require that all or certain Insiders refrain from engaging in transactions in CBL Securities for a specified period of time due to material information known to CBL and not yet disclosed to the public. The Compliance Officer or the Company’s Chief Operating Officer will provide notification to all affected Insiders of the applicable terms of any such additional blackout periods.

b.
Mandatory Pre-Clearance of Transactions by Restricted Insiders

(i)
Restricted Insiders may not engage in any transaction involving CBL Securities (including the exercise of any future stock option that may be granted under the Company’s Equity Incentive Plan as well as any sale, gift, contribution to a trust or any other transfer, or enter into any SEC Rule 10b5-1 Trading Plan as described below) without first obtaining pre-clearance of the transaction from the Compliance Officer (or from another designated individual at the Company or the Company’s external securities counsel, as determined from time to time by, and under the supervision of, the Company’s Compliance Officer).
(ii)
Any request for such pre-clearance should be submitted to the Compliance Officer (with a copy to the Compliance Officer’s designee as contemplated in paragraph (i) above, if applicable) at least one (1) Business Day in advance of the proposed transaction either by a hand-delivered writing, electronically via email or by telefax or telephonically (provided that a telephonic request must be confirmed in writing by one of the preceding methods).
(iii)
Any such request for pre-clearance from a Restricted Insider must summarize the details of the proposed transaction and confirm in the request that the Restricted Insider (A) has reviewed this Policy, (B) is not aware of any Material Nonpublic Information concerning CBL and (C) has not engaged in any other transactions in CBL Securities within the preceding six (6) months for which a SEC Section 16 report has not been filed as required by Section 3.2(c) below. A Restricted Insider requesting pre-clearance pursuant to these procedures must ensure that either the Compliance Officer (or the Compliance Officer’s designee, as provided in paragraph (i) above) has provided written acknowledgement of the actual receipt of such pre-clearance request in advance of the proposed transaction.
(iv)
Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws or regulations. Any advice will relate solely to such legal requirements and will not constitute investment advice regarding any transaction. Notice of the clearance or non-clearance of a transaction (including an explanation of the reason for any non-clearance) will be issued to the Restricted Insider who requested such clearance by the Compliance Officer (or by his designee, if applicable). The Compliance Officer (or other designated counsel, if applicable) is not under any obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade; provided, however, that the Compliance Officer (or his designee) shall provide a written response to each written pre-clearance request within one (1) Business Day of the receipt of such request.

(v)
If the Compliance Officer (or his designee) issues the requested pre-clearance for any transaction, such clearance will expire at the close of business on the fifth (5th) Business Day following the day on which it is issued. If the requestor becomes aware of Material Nonpublic Information concerning CBL before the transaction is executed, the pre-clearance shall be void and the transaction must not be completed. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in CBL Securities.
(vi)
The Compliance Officer himself may not engage in transactions in CBL Securities unless the Company’s Chief Executive Officer or the Chief Operating Officer, after consulting with outside securities counsel, has approved any such transaction in advance in accordance with the procedures detailed in this Section 3.2(b).

c.
Section 16 Officers

(i)
Impact of SEC Rule 10b5-1 Trading Plans. The establishment of any new SEC Rule 10b5-1 Trading Plan by persons required to report their holdings and transactions in CBL securities under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Officers”) also will be subject to pre-clearance under this Section 3.2, in addition to the requirements of Section 3.3(b) below. However, individual transactions executed thereafter under a SEC Rule 10b5‑1 Trading Plan will not require separate pre-clearance. Such persons are cautioned, however, that the protections afforded by SEC Rule 10b5-1 relate only to liability for trading while in possession of Material Nonpublic Information, and do not insulate open market transactions from potential liability for “short-swing trading” under Exchange Act Section 16(b). Accordingly, the existence of such a plan is one factor that the Compliance Officer and the Company’s securities counsel will consider in determining whether to approve other trades that could potentially be “matched” against any opposite-way transactions under a SEC Rule 10b5-1 Trading Plan within the same 6-month period to create liability for the Restricted Insider under Section 16(b).

(ii)
Reporting Obligations and Short-Swing Transactions. Members of the Board of Directors and Section 16 Officers must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act.
3.3
Certain Transactions Not Subject to Trading Restrictions

a.
Certain Equity Incentive Plan Transactions. Subject to Section 3.2(c), this Policy does not apply to acquisitions of CBL Securities under any equity incentive plan of the Company (including the vesting of shares of restricted stock, payout of performance stock units, the exercise of any future employee stock options that may be awarded, etc.), or to the withholding or cancellation of shares by the Company for taxes in accordance with the terms of any award, where no CBL Securities are sold in the market to fund any applicable exercise price or withholding tax obligations. However, this Policy does apply to (i) any sale of shares subject to an award under such a plan to cover the payment of any applicable exercise price or withholding tax obligation, including without limitation sales of stock as part of a cashless exercise of any stock option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of CBL Securities to generate the consideration needed to fund any such exercise price or withholding tax obligation.

b.
Approved Pre-Planned Trading Programs. Insiders may sell (or purchase) CBL Securities under certain pre-planned trading programs (i.e., SEC Rule 10b5-1 Trading Plans) that (i) are entered into at a time when not in possession of Material Nonpublic Information concerning CBL, (ii) comply with SEC Rule 10b5-1, or any successor rule, and (iii) have been approved in advance, in writing, by the Compliance Officer. Restricted Insiders may only enter into SEC Rule 10b5-1 Trading Plans subject to all of the pre-clearance requirements of Section 3.2(b) above. Any person who wishes to enter into a SEC Rule 10b5- 1 Trading Plan must contact the Compliance Officer.

3.4
Personal Responsibility for Compliance with this Policy

Compliance with this Policy, including having the Compliance Officer (or the Compliance Officer’s designee) preclear a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. Insiders should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each such Insider and that preclearance of trades and, if applicable, of SEC Rule 10b5-1 Trading Plans, by the Compliance Officer (or designee) does not reduce the obligations imposed on such Insiders by applicable laws. Any action on the part of CBL or by the Compliance Officer or any other attorney in the CBL Legal Department, or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws. If an Insider violates this Policy, CBL may take legal and/or disciplinary action, including dismissal for cause, as applicable. Insiders must notify the Compliance Officer if they become aware of a breach of this Policy.

4.
APPLICABILITY OF POLICY TO FORMER EMPLOYEES

This Policy will continue to apply to Insiders for a period of time after their employment or affiliation with CBL terminates. Subject to additional terms, conditions, or restrictions that may be set forth in an agreement between the Insider and CBL:

a.
Upon termination of their employment or affiliation with CBL, Restricted Insiders are no longer required to observe Blackout Periods under the Company’s Blackout Policy, apart from the Blackout Period applicable to the fiscal quarter in which such Restricted Insider’s status with CBL terminates, but all other aspects of this Policy (including mandatory preclearance of any transactions in CBL Securities) shall apply until the later of (i) the lifting of the Blackout Period following the public release of earnings for the fiscal quarter in which the Restricted Insider’s status with CBL terminates or (ii) the beginning of the second market trading day after the earlier of (a) the public disclosure of any Material Nonpublic Information known to the Insider or (b) such time as any Material Nonpublic Information known to the Insider is no longer material.

b.
For all other former Insiders, this Policy shall apply until the beginning of the second market trading day after the earlier of (i) the public disclosure of any Material Nonpublic Information known to the Insider or (ii) such time that any Material Nonpublic Information known to the Insider is no longer material.

5.
CONFIDENTIALITY GUIDELINES

Securities laws, as well as this Policy and other CBL policies, prohibit Insiders from disclosing Material Nonpublic Information concerning CBL (or any other company to the extent such information is acquired in the course of employment with CBL) to any other person (including other CBL personnel), except when such disclosure is necessary to fulfill a business objective of CBL and is not otherwise prohibited by law. Insiders should consult with the Company’s Chief Legal Officer if they believe they may have a legal obligation to disclose any such confidential information. The obligation to keep such Material Nonpublic Information confidential shall continue after an individual’s status as an Insider with CBL has terminated.

6.
POLICY INTERPRETATION AND AMENDMENTS

The Chief Legal Officer and Corporate Secretary and the Executive Vice President – Chief Operating Officer are responsible for interpreting and updating this Policy as required. The Chief Legal Officer or the Executive Vice President – Chief Operating Officer may authorize deviations in the procedures set forth in this Policy, provided that those deviations are consistent with the general purpose of this Policy and applicable securities laws. Any such deviations must be confirmed in writing. Any material amendment to the terms of this Policy must be approved by the Board of Directors. This Policy replaces and supersedes CBL’s previous Pre-Clearance Procedure for CBL SEC Section 16 Reporting Persons as updated on February 14, 2018.